Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen Insured New York
Premium Income Municipal Fund,
Inc.
33-46938
811-3319

A special meeting of the shareholders
of the Nuveen Insured New York
Premium Income Municipal Fund,
Inc. was held on July 26, 2005.

The purpose of the meeting was to
approve
a new Investment Management
Agreement:

The number of shares voted in the
affirmative:
7,556,791 and
the number of negative votes:  75,740

Proxy materials are herein
incorporated by reference
to the SEC filing on June 20, 2005,
under
Conformed Submission Type DEF
14A, accession
number 0000950137-05-007565.